     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated September 24, 2020, accompanying the financial statements of Investment Grade Income Trust, 7-13 Year Series 48 (included in Invesco Unit Trusts, Taxable Income Series 504) as of May 31, 2020, and for each of the three years in the period ended May 31, 2020, and the financial highlights for the period from June 19, 2015 (date of deposit) through May 31, 2016 and for each of the four years in the period ended May 31, 2020, contained in this Post-Effective Amendment No. 5 to Form S-6 (File No. 333-201297) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
September 24, 2020